Exhibit 3.25
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
IMAGINATION, INC.
     The undersigned, for the purpose of amending and restating the Articles of Incorporation of Imagination, Inc., a Missouri corporation, which originally were filed on August 28, 1984, adopts the following Amended and Restated Articles of Incorporation (the “Articles”). Such Articles have been duly adopted by the shareholders of the Corporation by unanimous written consent in lieu of a special meeting on December 20, 2004, in accordance with Section 351.107 of The General and Business Corporation Law of Missouri. These Articles supersede the original Articles of Incorporation and all amendments thereto.
ARTICLE I
     The name of the corporation is:
Imagination, Inc.
ARTICLE II
     The address of the corporation’s registered office in Missouri is 222 East Dunklin, Suite 102, Jefferson City, Missouri 65101, and the name of its registered agent at such address is National Corporate Research, Ltd.
ARTICLE III
     (a) The corporation shall have authority to issue 30,000 shares of common stock, each with a par value of $1.00.
     (b) Each shareholder shall be entitled to one vote for each share of the corporation’s outstanding common stock held of record by such shareholder on every matter submitted to a vote of the corporation’s shareholders.
ARTICLE IV
     The name and address of the incorporator is Charles B. Larson, 3300 Dale, St. Joseph, Missouri 64502.
ARTICLE V
     The number of directors shall be fixed in the manner provided in the corporation’s bylaws.

ARTICLE VI
     The duration of the corporation is perpetual.
ARTICLE VII
     The corporation is formed for the purpose of engaging in any lawful business.
ARTICLE VIII
     No director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 351.345 of the Missouri General and Business Corporation Law, and amendments thereto, or (d) for any transaction from which the director derived an improper personal benefit.
ARTICLE IX
     (a) All powers of management, direction and control of the corporation shall be vested in the Board of Directors.
     (b) The bylaws of the corporation may from time to time be altered, amended or repealed, or new bylaws may be adopted, in either of the following ways: by an affirmative vote of the holders of a majority of the corporation’s outstanding shares entitled to vote, or by an affirmative vote of a majority of the corporation’s directors then in office. Any change in the bylaws made by the corporation’s shareholders may thereafter be further changed by the corporation’s Board of Directors, unless the shareholders in making such change shall otherwise provide.
ARTICLE X
     Section 351.407 of The General and Business Corporation Law of Missouri, as amended from time to time, shall not apply to control share acquisitions (as defined in Section 351.015 of The General and Business Corporation Law of Missouri, as amended from time to time) of shares of the Capital Stock of the Corporation.
ARTICLE XI
     No holder of any share of the corporation’s stock shall have any preemptive rights to acquire additional shares.
ARTICLE XII
     Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the corporation, does thereby consent and agree that all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares of stock or other securities in any way may be altered, amended, restricted, enlarged or repealed by laws of the State of Missouri or of the United States of America hereinafter adopted. The corporation reserves the right to amend or repeal these Articles of Incorporation or to take any other action as required or allowed by such laws, and all rights of the owners and holders of any shares of stock or other securities issued by the corporation are subject to this reservation.
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